Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407
	Investor Contact: Lori Chaitman 201-703-4161	Media Contact: Ken Aurichio 201-703-4164
For release: December 1, 2014

SEALED AIR ANNOUNCES EXPIRATION OF CONSENT SOLICITATION WITH RESPECT TO

8.375% SENIOR NOTES DUE 2021

CHARLOTTE, N.C., Monday, December 1, 2014 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that the previously announced consent solicitation (the “Solicitation”) with respect to its 8.375% senior notes due 2021 (the “2021 Notes”) expired at 5:00 p.m., Eastern time, on Friday, November 28, 2014 (the “Expiration”). The Company announced that it does not intend to extend the expiration date.

In response to demands for an increase in the consent fee from certain holders of the 2021 Notes, the Company evaluated the incremental value that the Company and its shareholders would receive from the consent and concluded that the payment of an additional consent fee was not in the best interest of the Company and its shareholders. The proposed amendment to the indenture with respect to the 2021 Notes, if adopted, would have provided the Company with additional flexibility to repurchase shares of its outstanding common stock, increase the rate of quarterly cash dividends per share, or both. While the Company did not receive the necessary consents to proceed with such proposed amendment, the Expiration does not affect the Company’s ability to continue its share repurchase program and payment of dividends. As of October 29, 2014, the Company had available capacity in excess of the current dividend to purchase up to approximately $40 million of shares over the remainder of 2014, which may be carried over to 2015 if not utilized, and $80 million in 2015. Jerome Peribere, the Company’s President and Chief Executive Officer, stated, “While we are disappointed that we were not granted the consent, we are on track to achieve our 2014-2016 free cash flow objectives, and during that period we will be well-positioned to return cash to shareholders as permitted by our restricted payments covenant while staying committed to our target leverage ratio of 3.5 – 4.0x Adjusted EBITDA.”

Business

Sealed Air creates a world that feels, tastes and works better. In 2013, Sealed Air generated revenue of approximately $7.7 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, ensures a safer and less wasteful food supply chain, protects valuable goods shipped around the world and improves health through clean environments. Sealed Air has approximately 25,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com. Information on Sealed Air’s website is not incorporated into, and does not form a part of, this press release.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the “Investor Relations” section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect Sealed Air, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside Sealed Air’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including economic conditions affecting packaging utilization, changes in raw material costs, currency translation effects, and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com. Information on Sealed Air’s website is not incorporated into, and does not form a part of, this press release. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.